February 2008 Preliminary Terms No. 505 Registration Statement No. 333-131266 Dated January 28, 2008 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Commodities
Protected Absolute Return Barrier Notes due August 20, 2009
Based on the Price of Shares of the iShares® MSCI EAFE Index Fund
Protected Absolute Return Barrier Notes provide principal protection as well as potential appreciation based on the absolute value of the return of the underlying shares, but only if the price of the underlying shares remains within a specified range at all times during the term of the notes.  Consequently, you will receive a positive return whether the price of the underlying shares on the valuation date is higher or lower than the initial share price, as long as the price of the underlying shares remains within the specified range at all times.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$10 per note
Issue price:	$10 per note (see “Commissions and Issue Price” below)
Pricing date:	February , 2008
Original issue date:	February , 2008 (5 business days after the pricing date)
Maturity date:	August 20, 2009
Underlying shares:	Shares of the iShares® MSCI EAFE Index Fund
Maturity redemption amount:	$10 + supplemental redemption amount (if any)
Supplemental redemption amount:	▪ If at all times during the observation period the share price is within the price range, $10 times the absolute price return; or
▪ If at any time on any day during the observation period the share price is outside the price range, $0.
Maximum payment at maturity:	$11.60 to $11.80 (116% to 118% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Observation period:
The period of regular trading hours on each trading day on which there is no market disruption event with respect to the underlying shares, beginning on, and including, the trading day following the pricing date and ending on, and including, the valuation date.

Share price:	At any time on any day during the observation period, the price of one underlying share.
Price range:	Any price of the underlying shares that is:
▪ greater than or equal to: , which is the initial share price x 82-84%; and
▪ less than or equal to: , which is the initial share price x 116-118%
Absolute price return:	Absolute value of: (final share price – initial share price) / initial share price
Initial share price:	The closing share price on the pricing date
Final share price:	The closing share price times the adjustment factor on the valuation date
Valuation date:	August 18, 2009, subject to postponement for certain market disruption events.
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Interest:	None
CUSIP:	61747W513
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	$10	$0.175	$9.825
Total
(1) The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $9.925 per note.  Please see “Syndicate Information” on page 6 for further details.

(2) For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.
Prospectus Supplement for Protected Absolute Return Barrier Notes dated November 21, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Protected Absolute Return Barrier Notes Based on the Price of Shares of the
iShares® MSCI Index Fund due August 20, 2009

Investment Overview

Protected Absolute Return Barrier Notes
The notes provide principal protection as well as potential appreciation based on the absolute value of the return of the underlying shares, subject to a maximum payment at maturity, but the notes will not pay a return above the principal amount unless the share price remains within a specified range over the term of the notes.  Investors who want to capitalize on either positive or negative movements in the closing share price of the underlying shares within the specified range can use the notes to gain such exposure while protecting 100% of their principal at maturity.

iShares® MSCI EAFE Index Fund Overview

The iShares® MSCI EAFE Index Fund is an exchange-traded fund managed by iShares®, Inc., a registered investment company, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index®. The MSCI EAFE Index® is a stock index calculated, published and disseminated daily by Morgan Stanley Capital International Inc., a majority-owned subsidiary of Morgan Stanley, and is intended to provide performance benchmarks for the developed equity markets in Australia and New Zealand and those in Europe and Asia, which include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

Information as of market close on January 24, 2008.

Bloomberg Ticker Symbol:	EFA
Current Share Price:	$71.73
52 Weeks Ago:	$74.25
52 Week High Intraday Share Price (on 10/31/07):	$86.10
52 Week Low Intraday Share Price (on 1/23/08):	$69.30

iShares MSCI EAFE Index Fund Historical Performance – Intraday Highs, Lows and Closes from January 3, 2005 to January 24, 2008

February 2008	Page 2

Protected Absolute Return Barrier Notes Based on the Price of Shares of the
iShares® MSCI Index Fund due August 20, 2009

Key Investment Rationale

These Protected Absolute Return Barrier Notes provide principal protection as well as the potential for a return of up to 16% to 18% regardless of whether the underlying shares appreciate or depreciate, as long as the share price remains within the price range at all times during the observation period.

Best Case Scenario
The share price remains within the price range at all times during the observation period and investors receive $10 times the absolute price return, subject to the maximum payment at maturity of $11.60 to $11.80 (116% to 118% of the stated principal amount) per note.  The actual maximum payment at maturity will be determined on the pricing date.  At maturity, investors will maximize their returns if, on the valuation date, the absolute price return is 16% to 18% and the share price has remained within the price range at all times during the observation period.

Worst Case Scenario
The share price is outside the price range at any time on any day during the observation period and investors only receive the principal amount of their investment at maturity.  The notes are 100% principal protected.

Summary of Selected Key Risks (see page 9)
Structure Related Risks

¡	No interest payments

¡	No guaranteed supplemental redemption amount

¡	Appreciation potential is limited

¡	Market value of notes may decline

Underlying Share Related Risks

¡	The MSCI EAFE Index® is subject to currency exchange risk

¡	There are risks associated with investments in securities indexed to the value of foreign equity securities

¡	Adjustments to the underlying shares or to the MSCI EAFE Index® could adversely affect the notes

¡	The underlying shares may not exactly track the MSCI EAFE Index®

¡	The antidilution adjustments do not cover every event that could affect the underlying shares

Secondary Market Related Risks

¡	Market price of the notes will be influenced by many unpredictable factors

¡	Secondary trading may be limited

¡	Inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices

¡	Hedging and trading activity could potentially affect the value of the notes

Other Risks

¡	Economic interests of the calculation agent may be potentially adverse to investor interests

¡	Investing in the notes is not equivalent to investing in the underlying shares

¡	Credit risk to Morgan Stanley

February 2008	Page 3

Protected Absolute Return Barrier Notes Based on the Price of Shares of the
iShares® MSCI Index Fund due August 20, 2009

Fact Sheet

The notes offered are senior unsecured obligations of Morgan Stanley, will pay no interest and have the terms described in the prospectus supplement and the prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each $10 stated principal amount of notes that the investor holds, the $10 stated principal amount and a return, if any, based on the absolute value of the return of the underlying shares and on whether the price of the underlying shares has remained within the price range at all times during the observation period.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
February , 2008	February , 2008 (5 business days after the pricing date)	August 20, 2009, subject to postponement due to certain market disruption events

Key Terms
Issuer:	Morgan Stanley
Underlying shares:	Shares of the iShares® MSCI EAFE Index Fund
Issue price:	$10 per note (see “Syndicate Information” on page 6)
Stated principal amount:	$10 per note
Interest:	None
Maturity redemption amount:	$10 + supplemental redemption amount (if any)
Supplemental redemption amount:
▪  If at all times during the observation period the share price is within the price range, $10 times the absolute price return; or
▪  If at any time on any day during the observation period the share price is outside the price range, $0.

Maximum payment at maturity:	$11.60 to $11.80 (116% to 118% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Observation period:
The period of regular trading hours on each trading day on which there is no market disruption event with respect to the underlying shares, beginning on, and including, the trading day following the pricing date and ending on, and including, the valuation date.

Share price:
At any time on any day during the observation period, the price of one underlying share published at such time on such day on Bloomberg under ticker symbol “EFA” or any successor symbol, times the adjustment factor.

Price range:	Any share price that is: ▪ greater than or equal to: , which is the initial share price x 82-84%; and ▪ less than or equal to: , which is the initial share price x 116-118%
Absolute price return:	Absolute value of: (final share price – initial share price) / initial share price
Initial share price:	The closing share price on the pricing date
Final share price:	The closing share price times the adjustment factor on the valuation date
Valuation date:	August 18, 2009, subject to postponement for certain market disruption events.
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Postponement of maturity date:
If, due to a market disruption event or otherwise, the valuation date is postponed so that it falls less than two scheduled business days prior to the scheduled maturity date, the maturity date will be the second scheduled business day following the valuation date as postponed.

Risk factors:	Please see “Risk Factors” on page 9.

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Protected Absolute Return Barrier Notes Based on the Price of Shares of the
iShares® MSCI Index Fund due August 20, 2009

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	61747W513
Minimum ticketing size:	100 notes
Tax consideration:
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no stated interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes will be treated as ordinary income.  If the notes were priced on January 24, 2008, the “comparable yield” would be a rate of 3.1600% per annum, compounded semi-annually; however, the final comparable yield will be determined on the pricing date and may be different from the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $10) consists of a projected amount equal to $10.4729 due at maturity.  The actual comparable yield and the projected payment schedule of the notes will be updated in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through June 30, 2008	$0.1053	$0.1053
July 1, 2008 through December 31, 2008	$0.1597	$0.2650
January 1, 2009 through June 30, 2009	$0.1622	$0.4272
July 1, 2009 through the Maturity Date	$0.0458	$0.4729

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amounts of payments that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You are urged to consult your own tax adviser regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Protected Absolute Return Barrier Notes Based on the Price of Shares of the
iShares® MSCI Index Fund due August 20, 2009

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.
On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in the underlying shares, in futures or options contracts on the underlying shares or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  We cannot give any assurance that our hedging activity will not affect the value of the underlying shares and, therefore, such activity may adversely affect the value of the notes or the payment you will receive at maturity.  For further information, see “Use of Proceeds and Hedging” in the accompanying prospectus.

ERISA:	See “ERISA” in the accompanying prospectus supplement.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the notes	Selling concession	Principal amount of notes for any single investor
$10.00	$0.175	<$999K
$9.9625	$0.13750	$1MM-$2.99MM
$9.94375	$0.11875	$3MM-$4.99MM
$9.925	$0.100	>$5MM
Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the notes distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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Protected Absolute Return Barrier Notes Based on the Price of Shares of the
iShares® MSCI Index Fund due August 20, 2009

How the Protected Absolute Return Barrier Notes Work

The table below illustrates the payment at maturity (including, where relevant, the payment of the supplemental redemption amount) for a $10 stated principal amount note for a hypothetical range of performance of the share price return from -100% to +100% and assumes a hypothetical initial share price of $70.00, a hypothetical price range which includes all share prices greater than or equal to the hypothetical initial share price times 80% and less than or equal to the hypothetical initial share price times 117% (the actual initial share price and the actual price range will be determined on the pricing date), and for the shaded rows, that the share price has remained within the price range at all times during the observation period.  In this example, the underlying shares must move by more than 17% in either direction from the hypothetical initial share price before we would not pay you a supplemental redemption amount.
Share price	Share Price Return	Supplemental Redemption Amount	Payment At Maturity	Return on Notes
$140.00	100%	$0.00	$10.00	0%
$105.00	50%	$0.00	$10.00	0%
$87.50	25%	$0.00	$10.00	0%
$84.00	20%	$0.00	$10.00	0%
$81.90	17%	$1.70	$11.70	17%
$78.40	12%	$1.20	$11.20	12%
$75.60	8%	$0.80	$10.80	8%
$72.80	4%	$0.40	$10.40	4%
$70.70	1%	$0.10	$10.10	1%
$70.00	0%	$0.00	$10.00	0%
$69.30	-1%	$0.10	$10.10	1%
$67.20	-4%	$0.40	$10.40	4%
$64.40	-8%	$0.80	$10.80	8%
$61.60	-12%	$1.20	$11.20	12%
$58.10	-17%	$1.70	$11.70	17%
$56.00	-20%	$0.00	$10.00	0%
$52.50	-25%	$0.00	$10.00	0%
$35.00	-50%	$0.00	$10.00	0%
$0	-100%	$0.00	$10.00	0%

At maturity, the notes will pay at least 100% of the principal amount and have the potential to pay a supplemental redemption amount based on the closing share price at the end of the observation period if the share price has remained within the price range throughout the entire observation period.

The following payment examples illustrate the potential returns on the notes at maturity based on the table above.

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Protected Absolute Return Barrier Notes Based on the Price of Shares of the
iShares® MSCI Index Fund due August 20, 2009

Payment Example 1
The closing share price increases by 12% from the hypothetical initial share price of $70.00 to a final share price of $78.40, and the share price remains within the price range at all times throughout the observation period.  Accordingly, the supplemental redemption amount is equal to:
$10 x absolute value of [(78.40 – 70.00) / 70.00]  =  $1.20
Payment at Maturity  =  $11.20

Payment Example 2
The closing share price decreases by 12% from the hypothetical initial share price of $70.00 to a final share price of $61.60, and the share price remains within the price range at all times throughout the observation period.  Accordingly, the supplemental redemption amount is equal to:
$10 x absolute value of [(61.60 – 70.00) / 70.00]  =  $1.20
Payment at Maturity  =  $11.20

Payment Example 3
The closing share price decreases by 1% from the hypothetical initial share price of $70.00 to a final share price of $69.30, and the share price remains within the price range at all times throughout the observation period.  Accordingly, the supplemental redemption amount is equal to:
$10 x absolute value of [(69.30 – 70.00) / 70.00]  =  $0.10
Payment at Maturity  =  $10.10

Payment Example 4
The closing share price moves outside the price range at any time on any day during the observation period.  Because the share price has moved outside the price range, the supplemental redemption amount is equal to $0, and the payment at maturity is equal to only $10 per $10 stated principal amount regardless of the final share price.
Payment at Maturity  =  $10.00

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Protected Absolute Return Barrier Notes Based on the Price of Shares of the
iShares® MSCI Index Fund due August 20, 2009

Risk Factors
The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, investors should consult their own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of such notes in light of the investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the notes.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page S-16 of the prospectus supplement for protected absolute return barrier notes.

Structure Specific Risk Factors

¡
The notes do not pay interest.  Because the supplemental redemption amount may equal zero, the return on an investment in the notes may be zero and, therefore, less than the amount that would be paid on an ordinary debt security.  The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a supplemental redemption amount, if any, based on the closing share price on the valuation date and on whether the share price remains within the price range throughout the observation period.

¡
No guarantee of supplemental redemption amount. If at any time on any day during the observation period the share price is outside the price range, no supplemental redemption amount will be paid and investors will receive only the principal amount of their investment at maturity.

¡
Appreciation potential is limited.  The appreciation potential of the notes is limited by the maximum payment at maturity of $11.60 to $11.80 per note, or 116% to 118% of the stated principal amount.  In no event will the supplemental redemption amount exceed $1.60 to $1.80 because if the final share price is less than 82% to 84% or greater than 116% to 118% of the initial share price, the Index will have moved outside the price range and your supplemental redemption amount will equal $0.

¡
Market value of notes may decline.  If at any time on any day during the observation period the share price is outside the price range, the market value of each note will decline below the stated principal amount and will no longer be linked to the share price.  If you try to sell your notes on the secondary market prior to maturity in these circumstances, you will receive less than the stated principal amount for each note.

Underlying Share Specific Risk Factors

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The share price is subject to currency exchange risk.  Because the share price is related to the U.S. dollar value of stocks underlying the MSCI EAFE Index Fund, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade.  An investor’s net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each currency.  If, taking into account such weighting, the U.S. dollar strengthens against the currencies of the component securities represented in the MSCI EAFE Index, the share price will be adversely affected and the payment at maturity on the notes may be reduced.
Of particular importance to potential currency exchange risk are:
•      existing and expected rates of inflation;
•      existing and expected interest rate levels;
•      the balance of payments; and
•      the extent of governmental surpluses or deficits in the component countries and the United States of America.
All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

¡
There are risks associated with investments in securities linked to the value of foreign equity securities.  The stocks included in the MSCI EAFE Index and that are generally tracked by the underlying shares have been issued by companies in various foreign countries.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those

February 2008	Page 9

Protected Absolute Return Barrier Notes Based on the Price of Shares of the
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markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

¡
Adjustments to the underlying shares or to the MSCI EAFE Index could adversely affect the value of the notes.  Barclays Global Fund Advisors, which we refer to as BGFA, is the investment adviser to the iShares® MSCI EAFE Index Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index.  Morgan Stanley Capital International Inc. (“MSCI”) is responsible for calculating and maintaining the MSCI EAFE Index.  MSCI can add, delete or substitute the stocks underlying the MSCI EAFE Index or make other methodological changes that could change the value of the MSCI EAFE Index.  Pursuant to its investment strategy or otherwise, BGFA may add, delete or substitute the stocks composing the iShares® MSCI EAFE Index Fund.  Any of these actions could adversely affect the share price and, consequently, the value of the notes.

¡
The underlying shares may not exactly track the MSCI EAFE Index.  The performance of the underlying shares may not exactly replicate the performance of the MSCI EAFE Index because the iShares® MSCI EAFE Index Fund will reflect transaction costs and fees that are not included in the calculation of the MSCI EAFE Index.  It is also possible that the iShares® MSCI EAFE Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI EAFE Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the iShares® MSCI EAFE Index Fund and the MSCI EAFE Index or due to other circumstances.  BGFA may invest up to 10% of the iShares® MSCI EAFE Index Fund’s assets in shares of other iShares® funds that seek to track the performance of equity securities of constituent countries of the MSCI EAFE Index.

¡
The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.  MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the underlying shares.  However, the calculation agent will not make an adjustment for every event that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the notes may be materially and adversely affected.

Secondary Market Specific Risk Factors

¡
Market price influenced by many unpredictable factors.  Several factors will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including the value and volatility of the Index, the dividend yield of the component securities of the Index, whether the share price has been outside the price range at any time during the observation period, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and creditworthiness of the issuer.

¡
Secondary trading may be limited.  Secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices and you could receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.

¡
Inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to

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Protected Absolute Return Barrier Notes Based on the Price of Shares of the
iShares® MSCI Index Fund due August 20, 2009

exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging the issuer’s obligations under the notes.

Other Risk Factors

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Potential adverse economic interest of the calculation agent.  The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date and prior to maturity could adversely affect the share price and, as a result, could decrease the amount an investor may receive on the notes at maturity.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial share price and, therefore, could increase the price at which the underlying shares must close before an investor receives a payment at maturity that exceeds the issue price of the notes.  Additionally, such hedging or trading activities during the term of the notes, including on the valuation date, could potentially affect the share price on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

¡
Not equivalent to investing in the underlying shares.  Investing in the notes is not equivalent to investing in the underlying shares, the MSCI EAFE Index or its component stocks.  Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks that constitute the MSCI EAFE Index.

¡	Issuer’s credit ratings may affect the market value. Investors are subject to the credit risk of the issuer. Any decline in the issuer’s credit ratings may affect the market value of the notes.

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Protected Absolute Return Barrier Notes Based on the Price of Shares of the
iShares® MSCI Index Fund due August 20, 2009

Information about the Underlying Shares
The iShares® MSCI EAFE Index Fund

The iShares® MSCI EAFE Index Fund is an exchange-traded fund managed by iShares®, Inc. (“iShares”), a registered investment company.  iShares consists of numerous separate investment portfolios, including the iShares® MSCI EAFE Index Fund.   This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index®.  Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

These preliminary terms relate only to the notes offered hereby and does not relate to the underlying shares.  We have derived all disclosures contained in these preliminary terms regarding iShares from the publicly available documents described in the preceding paragraph.  In connection with the offering of the notes, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we priced the notes) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the notes and therefore the trading prices of the notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with iShares.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the notes under the securities laws.  As a prospective purchaser of the notes, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

iShares® is a registered mark of Barclays Global Investors, N.A. (“BGI”).    The notes are not sponsored, endorsed, sold, or promoted by BGI.  BGI makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes.  BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

The MSCI EAFE Index®

The MSCI EAFE Index is calculated, published and disseminated daily by Morgan Stanley Capital International Inc., or MSCI®, a majority-owned subsidiary of Morgan Stanley, and comprises the equity securities underlying the MSCI indices of 21 selected countries in Europe and Asia, as well as Australia and New Zealand.  See “Annex A—Underlying Indices and Underlying Index Publishers Information—The MSCI EAFE Index®” in the accompanying prospectus supplement for protected absolute return barrier notes.

February 2008	Page 12

Protected Absolute Return Barrier Notes Based on the Price of Shares of the
iShares® MSCI Index Fund due August 20, 2009

Historical Information

The following table presents the published high and low closing values of the underlying shares from January 1, 2003 through January 24, 2008.  The closing share price on January 24, 2008 was $71.7300.  We obtained the closing value and other information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical values of the Index as an indication of future performance.

iShares® MSCI EAFE Index Fund	High	Low	Period End
2003
First Quarter	34.15	28.81	30.20
Second Quarter	37.77	30.67	36.10
Third Quarter	40.38	36.07	39.00
Fourth Quarter	45.59	40.22	45.59
2004
First Quarter	48.10	45.12	47.20
Second Quarter	48.10	43.38	47.67
Third Quarter	47.40	44.47	47.13
Fourth Quarter	53.42	47.13	53.42
2005
First Quarter	55.25	51.26	52.96
Second Quarter	53.83	51.28	52.39
Third Quarter	58.48	51.95	58.10
Fourth Quarter	60.94	54.72	59.43
2006
First Quarter	65.38	60.33	64.92
Second Quarter	70.58	59.46	65.39
Third Quarter	68.36	61.70	67.75
Fourth Quarter	74.33	67.94	73.22
2007
First Quarter	76.72	70.90	76.26
Second Quarter	81.78	76.50	80.77
Third Quarter	83.62	73.94	82.59
Fourth Quarter	86.10	78.24	78.50
2008
First Quarter (through January 24, 2008)	78.35	69.30	71.73

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